Exhibit 10.1

Annual Incentive Arrangements for 2004 and 2005

On February 23, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of UNOVA, Inc. (the “Company”) approved the payment of bonuses to Named Executive Officers and other employees for performance in 2004.  The performance goals for those awards were established in the first quarter of 2004 and the Named Executive Officers were assigned targets for incentive pay ranging from 50 percent to 100 percent of their annual salaries.  At the meeting of February 23, 2005, the Committee reviewed the extent to which the Company and its operating entities had met the previously established performance goals.

The 2004 performance goals for the Chief Executive Officer and other corporate officers who were not heads of operating divisions were based 70 percent on the Company achieving the Earnings Before Tax goal and 30 percent on achieving the Net Capital Utilized as a Percent of Sales goal.  The actual Earnings Before Tax were 106.00 percent of the goal.  The actual Net Capital Utilized as a Percent of Sales was 107.10 percent of the goal.  Applying the weighting of 70 percent and 30 percent, respectively, to those factors resulted in awards of 106.33 percent of the individual targets for the Chief Executive Officer and the other corporate Named Executive Officers.  Mr. Brady and Mr. Keane each received a bonus equal to 106.33 percent of his 2004 salary and Mr. Cohen received a bonus equal to 53.16 percent of his 2004 salary.

Goals for executives and other participants associated with the Automatic Data Systems segment (“ADS”) were based 70 percent on achieving the Business Operating Profit goal and 30 percent on achieving the Net Working Assets as a Percent of Sales goal.  In addition, the Committee adopted a bonus modifier for ADS for 2004.  The modifier enabled the Committee, in its discretion, to increase or decrease the earned payout by up to ten percent, based on the successful implementation of four specifically identified strategic product and market development programs in 2004.  The actual Business Operating Profit was 122.70 percent of the goal.  The actual Net Working Assets as a Percent of Sales was 97.50 percent of the goal.  Therefore, the weighted result before application of the modifier was 115.14 percent of the individual targets.  After considering the outstanding performance of ADS in the four identified programs, and the long-term benefits that are expected to result, the Committee increased the payout for ADS participants by ten percent, to 126.65 percent of their targets.  Mr. Miller received a bonus equal to 101.32 percent of his 2004 salary.

For the executives responsible for the Industrial Automation Systems segment (“IAS”) as a whole, the goals were based 50 percent on Business Operating Profit and 50 percent on Net Working Assets as a Percent of Sales.  The actual Business Operating Profit achieved was 59.9 percent of the goal and the actual Net Working Assets as a Percent of Sales achieved was 115.3 percent of the goal, producing weighted awards of 87.6 percent of the individual targets.  Mr. Smith received a bonus equal to 78.84 percent of his 2004 salary.

The following table sets out the bonus awards for performance in 2004 to the Named Executive Officers whose compensation will be reported in the proxy statement for the 2005 annual meeting of shareholders:

Name and Title	Bonus Amount
Larry D. Brady Chairman, President and Chief Executive Officer	$736,213

Kenneth L. Cohen Vice President and Treasurer	104,645

Michael E. Keane Senior Vice President and Chief Financial Officer	385,619

Thomas O. Miller Senior Vice President	335,303

Robert T. Smith Senior Vice President	250,257

At its meeting on February 23, 2005, the Committee also established the performance goals and individual targets for incentive awards for performance in 2005.  The performance goals and weight factors applicable to the Named Executive Officers are as follows:

Corporate:	Achievement of Earnings Before Tax from Continuing Operations goal, 70 percent Achievement of Net Capital Utilized as a Percent of Sales goal, 30 percent

ADS:	Achievement of Business Operating Profit goal, 70 percent Achievement of Net Working Assets as a Percent of Sales goal, 30 percent

IAS:	Achievement of Business Operating Profit goal, 50 percent Achievement of Net Working Assets as a Percent of Sales goal, 50 percent